Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated January 3, 2023

Registration Statement No. 333-261416

Registration Statement No. 333-261416-01

Enterprise Products Operating LLC

Enterprise Products Partners L.P.

PRICING TERM SHEET

The information in this pricing supplement supplements the preliminary prospectus supplement, dated January 3, 2023 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer:	Enterprise Products Operating LLC

Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.

Ratings:*	Baa1 by Moody’s Investors Service, Inc. BBB+ by S&P Global Ratings BBB+ by Fitch Ratings Inc.

Note Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Trade Date:	January 3, 2023

Expected Settlement Date**:	January 10, 2023 (T+5)

Net Proceeds (after underwriting discounts and $3.8 million of other offering expenses):	$1,734,270,900

	$750,000,000 5.05% Senior Notes Due 2026 (the “2026 Notes”)	$1,000,000,000 5.35% Senior Notes Due 2033 (the “2033 Notes”)

Principal Amount:	$750,000,000	$1,000,000,000

Maturity Date:	January 10, 2026	January 31, 2033

Benchmark Treasury:	4.000% due December 15, 2025	4.125% due November 15, 2032

Benchmark Treasury Yield:	4.189%	3.775%

Spread to Benchmark:	+ 90 bps	+ 160 bps

Yield to Maturity:	5.089%	5.375%

Coupon:	5.05%	5.35%

Price to Public:	99.893% of the principal amount	99.803% of the principal amount

Make-Whole Call:	T + 15 bps	T + 25 bps

Call at Par:	Not Applicable	On or after October 31, 2032

Interest Payment Dates:	January 10 and July 10, beginning July 10, 2023	January 31 and July 31, beginning July 31, 2023

CUSIP / ISIN:	29379VCC5 / US29379VCC54	29379VCD3 / US29379VCD38

Joint Book-Running Managers:

J.P. Morgan Securities LLC

BofA Securities, Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Barclays Capital Inc.

BMO Capital Markets Corp.

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Wells Fargo Securities, LLC

Co-Managers:

BBVA Securities Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.
**

We expect delivery of the 2026 Notes and the 2033 Notes will be made against payment therefor on or about January 10, 2023, which is the fifth business day following the date of pricing of such notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2026 Notes and/or the 2033 Notes prior to the second trading day prior to the closing of this offering will be required, by virtue of the fact that such notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

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The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC at (212) 834-4533, BofA Securities, Inc. at (800) 294-1322, Morgan Stanley & Co. LLC at (866) 718-1649 or RBC Capital Markets, LLC at (866) 375-6829.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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